Exhibit 10.67

CORGENIX MEDICAL CORPORATION HAS REQUESTED THAT THE PORTIONS OF THIS DOCUMENT DENOTED BY BRACKETS AND ASTERISKS BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934.

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT, together with exhibits attached hereto (“Agreement”) is entered into as of July 1, 2011 (the “Effective Date”) by and between DIADEXUS, INC., organized under the laws of Delaware and having its principal place of business at 343 Oyster Point Boulevard, South San Francisco, California 94080 (“diaDexus”), and CORGENIX, INC., organized under the laws of Delaware and having its principal place of business at 11575 Main Street, Suite 400, Broomfield, CO 80020 (“Corgenix”).  diaDexus and Corgenix may each be referred to herein individually as a “Party” or, collectively, as “Parties.”

RECITALS

WHEREAS, diaDexus has technology and intellectual property related to certain analyte specific reagents and diagnostic test kits; and

WHEREAS, Corgenix has expertise in the manufacture of diagnostic assays, including without limitation microtiter plate ELISA in vitro diagnostic test kits for diaDexus; and

WHEREAS, diaDexus and Corgenix wish to enter into an agreement under which Corgenix will manufacture and supply diaDexus, or its designees, with certain diagnostic test kits, calibrators and controls as set forth in more detail herein.

NOW, THEREFORE, in consideration of the promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms not otherwise defined herein will have the meaning set forth below:

1.1                               “Acceptance” shall mean completion of manufacture of Product Lot according to Specifications and written acceptance by diaDexus whereby title transfers to diaDexus allowing for invoice by Corgenix.

1.2                               “Certificate of Nonconformance” shall mean a certificate of analysis signed and dated by a diaDexus employee qualified and duly authorized to certify that the results of assays conducted on an indicated shipment of Products hereunder do not conform to the Specifications therefor and indicating the reason(s) for non-conformance.  The Certificate of Nonconformance shall include without limitation a description of the pertinent assay(s) conducted, the date on which it was (they were) conducted, and the results of the assay(s).

1.3                               “Confidential Information” shall mean any proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by the disclosing party directly or indirectly in writing, orally, or by drawings.

1.4                               “Corgenix Technology” means the Corgenix Patent Rights and Corgenix Know-How, as defined below:

(a)                                 “Corgenix Patent Rights” means any and all Patent Rights covering the Corgenix Know-How.

(b)                                 “Corgenix Know-How” means the information, data, skills, processes, methods, know-how, trade secrets and experience, including, without limitation, formulas and specifications, whether patentable or not, that are controlled by Corgenix at any time during the Term and that are necessary for diaDexus to use, transfer, distribute, sell or offer for sale Products.

1.5                               “diaDexus Technology” means the diaDexus Patent Rights and diaDexus Know-How, as defined below:

(a)                                 “diaDexus Patent Rights” means any and all Patent Rights covering the diaDexus Know-How.

(b)                                 “diaDexus Know-How” means the information, data, skills, processes, methods, know-how, trade secrets and experience, including, without limitation, formulas and specifications, whether patentable or not, that are controlled by diaDexus at any time during the Term and that are necessary for Supplier to use diaDexus Manufacturing Materials solely in the manufacture of Products under this Agreement.

1.6                               “Lot” means a particular manufacturing run used to make Products.

1.7                               “Patent Right” means: (a) all issued and existing patents, including any extensions, supplemental protection certificates, registrations, confirmations, reissues, reexaminations or renewals thereof; and (b) all pending applications, including any provisional applications, converted provisional applications, continuing prosecution applications and continuation, divisional, or continuation-in-part applications thereof, for any of the foregoing.

1.8                               “Products” shall mean the items set forth on Exhibit A, as may be amended from time to time in writing by the parties, to be supplied by Corgenix under this Agreement.

1.9                               “Specification” means the written specifications for the Products to be manufactured and supplied under this Agreement, as set forth in Exhibit B, as such specifications are modified solely by mutual written agreement of the Parties in accordance with this Agreement.

1.10                        “Term” shall have the meaning set forth in Section 7.1.

1.11                        “Transfer Price” shall mean with respect to each Product, including manufacture, kitting, storage and shipment of Product, the price set forth in Exhibit C, as subsequently modified solely in accordance with this Agreement.

ARTICLE 2

SUPPLY

2.1                               Terms and Conditions.  All supply of Products by Corgenix to diaDexus or its designees shall be subject to the terms and conditions of this Agreement.  ANY TERMS OR CONDITIONS OF ANY

PURCHASE ORDER OR INVENTORY RELEASE ORDER OR ACKNOWLEDGMENT GIVEN OR RECEIVED WHICH ARE ADDITIONAL TO OR INCONSISTENT WITH THIS AGREEMENT SHALL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE HEREBY EXCLUDED AND REJECTED.

2.2                               Supply.

(a)                                 diaDexus Manufacturing Materials.  diaDexus shall supply Corgenix with a quantity of manufacturing materials set forth in Exhibit D (the “diaDexus Manufacturing Materials”) that diaDexus, in its sole good faith estimation, believes will be sufficient to meet Corgenix’s needs under this Agreement. Corgenix shall request supplies of diaDexus Manufacturing Materials in writing from diaDexus with enough lead time to fulfill diaDexus’ orders for Products.  If diaDexus fails to receive a notice from Corgenix of deficiencies or defects in such diaDexus Manufacturing Materials based on diaDexus receipt of testing Specifications within thirty (30) days after Corgenix’s receipt of diaDexus Manufacturing Materials, then such diaDexus Manufacturing Materials shall be conclusively deemed acceptable for use by Corgenix in the manufacture of Products under this Agreement, and Corgenix shall have no recourse or other remedy against diaDexus arising from any failure, deficiency, or defect, of any kind or nature, relating to such diaDexus Manufacturing Materials. Any such notice of defects of deficiency shall include, without limitation, a detailed description of such deficiencies or defects and the identity of the specific diaDexus Manufacturing Materials with such deficiencies or defects. Corgenix shall use any and all such diaDexus Manufacturing Materials solely in the supply by Corgenix of Products under this Agreement, and shall keep written records of the amounts used for each Lot.  diaDexus shall have the right to audit Corgenix’s use of diaDexus Manufacturing Materials supplied under this Agreement.

(b)                                 Corgenix Manufacturing Materials.  Corgenix shall supply all materials and components required to meet Corgenix’s obligations under this Agreement that are not diaDexus Manufacturing Materials (the “Corgenix Manufacturing Materials”).  Corgenix shall stock supplies of Corgenix Manufacturing Materials in sufficient quantities to fulfill diaDexus’ orders for Products.  Upon receipt by Corgenix of Corgenix Manufacturing Materials, Corgenix shall perform sufficient incoming quality control (“iQC”) procedures on such Corgenix Manufacturing Materials to evaluate their suitability for use by Corgenix under this Agreement.  Corgenix shall use protocols for iQC standard operating procedures provided by diaDexus. If there are any deficiencies or defects in such Corgenix Manufacturing Materials, Corgenix shall notify diaDexus in writing with an iQC notice including, without limitation, a detailed description of such deficiencies or defects and the identity of the specific Corgenix Manufacturing Materials with such deficiencies or defects.  Corgenix shall at its own expense replace such Corgenix Manufacturing Materials within three (3) business days after discovery of such deficiencies or defects.  Corgenix shall have no recourse or other remedy against diaDexus arising from any failure, deficiency, or defect, of any kind or nature, relating to Corgenix Manufacturing Materials.  diaDexus shall have the right to audit Corgenix’s use of Corgenix Manufacturing Materials under this Agreement.

(c)                                  Products.  Subject to the terms and conditions of this Agreement, Corgenix shall supply Products to diaDexus or its designees.  All such Products shall comply with all applicable Specifications.

2.3                               Forecasts.  diaDexus shall provide Corgenix with a written twelve month rolling forecast updated at least quarterly (“Forecast”) of the quantities of each Product estimated by diaDexus to be ordered from Corgenix under this Agreement.

2.4                               Orders.

(a)                                 Purchase Orders. During the Term diaDexus shall, from time to time, place its firm purchase orders with Corgenix for the manufacture and production of Products (a “Purchase Order”). Such Purchase Order shall be placed with minimum sixty (60)-day lead time for Products for Corgenix to complete an order by the due date and shall set forth the number of Products to be manufactured/kitted and placed in storage in anticipation of shipment. Corgenix shall accept such Purchase Order from diaDexus for each Product, subject to the remaining terms and conditions of this Agreement. Corgenix shall notify diaDexus within three (3) business days from receipt of a Purchase Order of its ability or inability to fill any amount(s) or anticipated shipment or delivery date(s) of such Purchase Order, provided that such notice will not waive any of the supply obligations of Corgenix hereunder.

(b)                                 Inventory Release Orders. During the Term diaDexus shall, from time to time, place its firm inventory order with Corgenix, setting forth number of Products, trade units, delivery dates and shipping instructions with respect to each shipment of Product (an “Inventory Release Order”).  Corgenix shall accept such Inventory Release Order from diaDexus, subject to the remaining terms and conditions of this Agreement. All of diaDexus’ Inventory Release Orders shall provide for shipment in compliance with Section 2.6.  Corgenix shall notify diaDexus within one (1) business day from receipt of an Inventory Release Order of its ability or inability to fill any amount(s) and delivery date(s) of such Inventory Release Order, provided that such notice will not waive any of the supply obligations of Corgenix hereunder.

(c)                                  Specifications. The Parties may amend the Specifications for any particular Product hereunder from time to time by mutual written agreement.

(d)                                 Miscellaneous Services. From time-to-time, at the written request of diaDexus, Corgenix may perform miscellaneous services as described in Exhibit C (“Miscellaneous Services”) to assist diaDexus with other administrative activities related to the Products.  These services will be performed by Corgenix on a time and materials basis at the rates specified in Exhibit C.

2.5                               Transfer Prices.  diaDexus shall pay to Corgenix the Transfer Price for each Product supplied by Corgenix under this Agreement, as set forth in Article 3. Upon written notice by one Party to the other at least ninety (90) days before an anniversary of the Effective Date an annual review of Transfer Prices will be conducted as necessary due to Corgenix Manufacturing Material changes and upon mutual written agreement Transfer Prices will be adjusted on the anniversary of the Effective Date.

2.6                               Delivery.  All diaDexus Manufacturing Materials and Product delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in accordance with the applicable Specifications, marked for shipment to the destination point indicated in the Inventory Release Order, and shipped FOB (as defined under the Uniform Commercial Code) point of shipment.  Such packing, and the manner of shipment, shall be sufficient to prevent damage, contamination, or degradation during shipment and during unpacking at the destination. All freight, insurance and other shipping expenses from the point of shipment shall be borne by diaDexus.  The carrier shall be selected by diaDexus.  Corgenix shall use all reasonable commercial efforts to ship quantities of Product for delivery on the dates specified in the applicable Inventory Release Order submitted in accordance with this Agreement.

2.7                               Invoicing.  Corgenix shall submit monthly invoices to diaDexus, in accordance with applicable Transfer Prices and fees, for (i) completed Purchase Orders with diaDexus Acceptance of the Product Lot (ii)

completed Inventory Release Orders and (iii) Miscellaneous Services performed during such month.  All invoices shall be sent to diaDexus’ address for notices hereunder or such other address as designated by diaDexus in writing, and each such invoice shall state the aggregate and unit prices for the Products, and shall separately itemize any insurance, taxes or other costs incident to the transfer or shipment initially paid by Corgenix but to be borne by diaDexus hereunder.

2.8                               Product Inspection.

(a)                                 Specifications.  Corgenix shall release Product per diaDexus’ Specifications.

(b)                                 Storage.  Corgenix shall store all Lots and Products under proper conditions to maximize the life span and prevent spoilage, including, without limitation, any storage criteria set forth in the Specifications, until such time as such Lots or Products expire or are shipped, whichever occurs earlier.

(c)                                  Replacement Product. If either Corgenix or diaDexus determine, pursuant to Section 2.8(a), that a Lot or Product does not comply with the applicable Specifications, then Corgenix shall replace such Lot or Product at no cost or expense to diaDexus; provided, however, that if a Product that has been properly stored by Corgenix expires before shipment, diaDexus shall pay the cost of replacing it if it desires to do so.

(d)                                 Labeling.  Corgenix shall clearly label, in accordance with the Specifications, each Product for supply hereunder with a unique Lot number, part number, description of contents and other identifying information, as applicable.

(e)                                  Good Manufacturing Practices.  Corgenix shall manufacture Products for supply hereunder in accordance with applicable current Good Manufacturing Practices, as defined by the United States Food and Drug Administration.

(f)                                   Inspection of Corgenix Facilities.  diaDexus shall have the right, at reasonable times during normal business hours and upon request made upon reasonable prior notice to Corgenix, not more than three (3) times per calendar year, inspect Corgenix’s specific facilities used for manufacturing the Products for diaDexus, and Corgenix’s batch records, work-in-progress, raw materials, and production records for the Products supplied to diaDexus under this Agreement.  Corgenix shall cooperate in good faith with all requests for inspection or information from the United States Food and Drug Administration.

(g)                                 Technical Contacts.  Within thirty (30) days of the Effective Date, each Party shall notify the other Party in writing of the names, telephone number, fax numbers, and e-mail addresses of at least one person to serve as the Party’s technical contact under this Agreement and at least one person to serve as the Party’s business contact under this Agreement.  A Party may change its business or technical contacts at any time with written notice to the other Party.

2.9                               Inspection and Rejection.

(a)                                 Warranties.  Subject to the terms and conditions of this Agreement, Corgenix warrants that the Products supplied by Corgenix hereunder will conform to the applicable Specifications at the time of delivery of the Products by Corgenix to the carrier.  Subject to the terms and conditions of this Agreement, Corgenix further represents and warrants that title to all Product supplied by Corgenix hereunder shall pass to

diaDexus or its designee upon Acceptance of a completed Product Lot free and clear of all security interests, liens and other encumbrances.

(b)                                 Non-Conforming Shipments.  If within thirty (30) days from receipt of a shipment of Product, diaDexus or its customer finds that the Product does not comply with the applicable Specifications, diaDexus or its customer shall provide Corgenix with a Certificate of Nonconformance for said shipment, such Certificate of Nonconformance to include a written statement specifying the nature and basis for the claim.  diaDexus or its customer shall also return such non-conforming Product in accordance with Corgenix’s reasonable instructions, at Corgenix’s expense; provided that diaDexus or its customer may retain a reasonable sample thereof solely for further testing, including for example, testing pursuant to Section 2.9(d). Corgenix shall cooperate to solve such a claim in good faith as quickly as possible.

(c)                                  Third Party Verification.  If, within a period of thirty (30) days after Corgenix’s receipt of a Certificate of Nonconformance, Corgenix is unable to verify that the applicable Product failed to conform to the Specifications at the time of original delivery by Corgenix to the carrier, then the matter shall be submitted to and be finally decided by a nationally recognized independent testing laboratory if requested by either Party.  This laboratory shall be selected by Corgenix and approved in writing by diaDexus, such approval not to be unreasonably withheld and not to be delayed more than ten (10) days, if not otherwise agreed in writing by both parties within five (5) days of either Party’s request.

(d)                                 Third Party Testing.  diaDexus or its designee shall send a sample of the non-conforming shipment and a copy of the Certificate of Nonconformance to said testing laboratory within ten (10) days of either Party’s written request.  Said testing laboratory shall be requested by the Parties to complete its testing and to render its written decision, supported by its description of procedures and basis for its findings within thirty (30) days after being engaged to perform said testing.  Each Party, at its own expense, shall reasonably assist and cooperate with such laboratory in performing such testing by making available such documentation, facilities, reagents and other materials as the laboratory may request of the Party.  The Parties agree that the written decision of said testing laboratory shall be accepted as final and binding.  In case the laboratory test proves that the relevant Product did not comply with the Specifications at the time of delivery by Corgenix to the carrier, then all cost and expense of transportation, shipping, insurance, and the like related to the testing shall be paid by Corgenix.

(e)                                  Credit or Refund.  In the event that Products supplied by Corgenix under the terms of this Agreement is determined to be non-conforming Product, Corgenix shall reimburse diaDexus for the full purchase paid to Corgenix, if any, for such non-conforming Product if it is determined that Product failure is due to materials provided by or activities performed by Corgenix.  If Product failure is due to failure of diaDexus Manufacturing Materials, diaDexus shall be responsible to pay for diaDexus Manufacturing Materials necessary for replacement Product or Lot.

2.10                        Process Guidelines.  Corgenix shall comply with guidelines for various processes as set forth in Exhibit E.

ARTICLE 3

PAYMENT PROVISIONS

3.1                               Payment.  diaDexus shall make full payment to Corgenix for all Products and Miscellaneous Services within thirty (30) days after date of invoice provided Products meet the provisions of Sections 2.9(a) and (b).

3.2                               Mode of Payment.  All payments shall be made by check or direct wire transfer of United States Dollars in immediately available funds in the requisite amount to such bank account as Corgenix may from time to time designate by written notice to diaDexus.

3.3                               Late Payment.  Any payments or portions thereof due hereunder which are not paid when due shall bear interest equal to the lesser of the prime rate as reported by the Chase Manhattan Bank, New York, New York, on the date such payment is due, plus an additional two percent (2%), or the maximum rate permitted by law, calculated on the number of days after Corgenix provides diaDexus with written notice that the payment is past due.  This Section 3.3 shall in no way limit any other remedies available to either Party.

ARTICLE 4

LICENSE

4.1                               Grant to Corgenix.  diaDexus hereby grants Corgenix a non-exclusive license, without the right to sublicense, under the diaDexus Technology, to use the diaDexus Manufacturing Materials solely within the United States in the manufacture and supply of Products as set forth herein.

4.2                               Grant to diaDexus.  Corgenix hereby grants diaDexus a non-exclusive, worldwide license, with the right to sublicense, under the Corgenix Technology, for the purposes of using, selling, transferring and distributing Products supplied by Corgenix and only to the extent required for diaDexus to use, transfer, distribute, sell or offer for sale Products.

4.3                               Technology Transfer.  Each Party shall, in good faith, promptly and completely transfer whatever Corgenix Know-How or diaDexus Know-How, as applicable, to the other Party that is required in order to enable such other Party to exercise its rights and fulfill its obligations under this Agreement.

4.4                               No Other Rights.  Except for the rights expressly granted under this Agreement, no right, title or interest of any nature whatsoever is granted by either Party. For the avoidance of doubt, Corgenix has no right under the diaDexus Technology to (a) make, have made, sell or offer to sell diaDexus Manufacturing Materials anywhere in the world or (b) sell or offer to sell Products anywhere in the world.  Nothing in this Agreement grants diaDexus any right under the Corgenix Technology for any purpose other than the sale of Products.

ARTICLE 5

CONFIDENTIALITY

5.1                               Confidentiality Obligations.  Each Party agrees that, for the term of this Agreement and for five (5) years thereafter, such Party will keep, and will ensure that its officers, directors, employees and agents keep, completely confidential and will not publish or otherwise disclose and will not use for any purpose except as permitted hereunder any Confidential Information furnished to it by the other Party pursuant to this Agreement (including, without limitation, know-how of the disclosing Party).  The foregoing obligations will not apply to any information to the extent that it can be established by such receiving Party that such information:

(a)                                 was already known to the receiving Party as evidenced by its written records, other than under an obligation of confidentiality, at the time of disclosure;

(b)                                 was generally available to the public or was otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)                                  became generally available to the public or otherwise becomes part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)                                 was subsequently lawfully disclosed to the receiving Party by a Third Party other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party; or

(e)                                  was developed or discovered by employees of the receiving Party or its affiliates who had no access to the Confidential Information of the disclosing Party.

5.2                               Permitted Disclosures.  Each Party may disclose the other’s Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, advising investors and the investment community of the results of the activities hereunder (subject to the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed), complying with applicable governmental regulations, granting a permitted sublicense hereunder or conducting clinical trials or otherwise in performing its obligations or exercising its rights hereunder.  If a Party is required to make any such disclosure of the other Party’s Confidential Information, it will give reasonable advance notice to that other Party of such disclosure requirement, will cooperate with the other Party in its efforts to secure confidential treatment of such Confidential Information prior to its disclosure, and, save to the extent inappropriate in the case of patent applications, will use all reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or confidentiality agreements or otherwise).

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1                               Representations by Corgenix.  Corgenix represents and warrants that as of the Effective Date: (i) it is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement; (ii) it has taken all corporate actions necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; and (iii) the performance of its obligations under this Agreement do not conflict with, or constitute a default under its charter documents, any contractual obligation of Corgenix or any court or administrative order.

6.2                               Representations by diaDexus.  diaDexus represents and warrants that, as of the Effective Date: (i) it is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement; (ii) it has taken all corporate actions necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; and (iii) the performance of its obligations under this Agreement do not conflict with, or constitute a default under its charter documents, any contractual obligation of diaDexus or any court order.

6.3                               Disclaimer of Warranties.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE 6 OR SECTION 2.9(a), NO PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, AND ANY OTHER STATUTORY WARRANTY.

6.4                               Insurance.  Corgenix shall carry sufficient insurance (no less than $1,000,000) for Products and diaDexus Manufacturing Materials in Corgenix inventory to cover a complete loss of value to all diaDexus inventory at Corgenix.

ARTICLE 7

TERM AND TERMINATION

7.1                               Term.  This Agreement will commence upon the Effective Date and, unless earlier terminated, shall continue in effect until five (5) years after the Effective Date (the “Term”).

7.2                               Termination for Convenience.  diaDexus shall have the right, upon thirty (30) days written notice to Corgenix, to terminate this Agreement for any reason or no reason.

7.3                               Termination for Cause.  Either party shall have the right to terminate this Agreement if the other party has materially breached the Agreement.  Such terminating party shall notify the breaching party in writing of such breach and, if such breach remains uncured thirty (30) days after the date such notice was sent, the breaching party shall have a right to terminate the Agreement immediately by sending a written termination notice to the breaching party.

7.4                               Consequences of Termination or Expiration.

(a)                                 Return of Materials.  Upon termination or expiration of this Agreement each Party will promptly return all records and materials in its possession or control containing or comprising the other Party’s know-how or other Confidential Information to which the former Party does not expressly retain rights hereunder or under the License Agreement.

(b)                                 Compensation for unused Corgenix Manufacturing Materials.  If diaDexus terminates the Agreement prior to the expiration date of this Agreement and Corgenix is holding Corgenix Manufacturing Materials purchased by Corgenix specifically for supply of Product to diaDexus, diaDexus will compensate Corgenix for the cost of those Corgenix Manufacturing Materials held by Corgenix required for supply of Product for six (6) months past the date of termination by diaDexus according to the Forecast.  Corgenix will send such Corgenix Manufacturing Materials to diaDexus. All Purchase Orders and Inventory Release Orders placed by diaDexus prior to termination will be completed and invoiced to diaDexus.

(c)                                  Accrued Liability.  Termination or expiration of this Agreement for any reason shall not release either Party hereto from any liability which at the time of such termination or expiration has already accrued to the other Party prior to such time.  Such termination or expiration will not relieve a Party from accrued payment obligations or from obligations which are expressly indicated in this Agreement to survive termination or expiration of this Agreement.

(d)                                 Survival.  The following Articles and Sections of this Agreement shall survive its termination or expiration:  Articles 1, 5 (as set forth therein), 6, and 8 and Sections 4.2, 7.4.

ARTICLE 8

GENERAL PROVISIONS

8.1                               Relationship of the Parties.  The Parties are independent contractors.  Nothing in this Agreement is intended or will be deemed to constitute a partnership, agency or employer-employee relationship between the Parties.  Neither Party will incur any debts or make any commitments for the other Party.

8.2                               Assignments.  Except as expressly provided herein, neither this Agreement nor any interest hereunder will be assignable, nor any other obligation delegable, by a Party without the prior written consent of the other Party; provided, however, that a Party shall have the right to assign and otherwise transfer this Agreement as a whole without consent to any successor that acquires all or substantially all of the business or assets of such Party by way of merger, consolidation, other business reorganization, or the sale of stock or assets, provided that the assigning Party notifies the other Party in writing of such assignment.  This Agreement shall be binding upon successors and permitted assigns of the Parties.  Any assignment not in accordance with this Section 8.2 will be null and void.

8.3                               Force Majeure.  Except with respect to payment of money, no Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, terrorist acts, strike, flood, or governmental acts or restriction, or other cause that is beyond the reasonable control of the respective Party.  The excused Party shall be excused for a time period reasonably sufficient to remedy the effects of such an event.  The Party affected by such force majeure will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.  If the performance of any such obligation under this Agreement is delayed owing to such a force majeure for any continuous period of more than one hundred eighty (180) days, the Parties hereto will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.

8.4                               Entire Agreement of the Parties; Amendments.  This Agreement constitutes and contains the entire understanding and agreement of the Parties respecting the subject matter hereof and cancels and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter.  No waiver, modification or amendment of any provision of this Agreement will be valid or effective unless made in writing and signed by the Parties.

8.5                               Captions.  The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

8.6                               Governing Law; Dispute Resolution.  This Agreement will be governed by and interpreted in accordance with the laws of the State of California, applicable to contracts entered into and to be performed wholly within the State of California, excluding conflict of laws principles.  Any and all disputes related to this Agreement shall be heard in the Superior Court of California, County of San Mateo, or in the United States District Court for the Northern District of California.

8.7                               Notices and Deliveries.  Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement will be in writing and will be deemed to have been sufficiently given if delivered in person, transmitted by telecopier (receipt verified) or by express courier service (signature required) or five (5) days after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within two (2) days after such mailing, to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party will have last given by notice to the other Party.

If to Corgenix, addressed to:

Corgenix, Inc.

11575 Main Street, Suite 400

Broomfield, CO 80020

Attn.: Chief Executive Officer

Fax:                       (303) 453-8896

If to diaDexus, addressed to:

diaDexus, Inc.

343 Oyster Point Boulevard

South San Francisco, California 94080

Attn.: Chief Executive Officer

Fax:                       (650) 246-6499

8.8                               No Consequential Damages.  EXCEPT WITH RESPECT TO UNAUTHORIZED EXPLOITATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, BREACH OF CONFIDENTIALITY OR THE INDEMNITY OBLIGATIONS UNDER SECTION 8.9, IN NO EVENT WILL ANY PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE ANY OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE OR CLAIMS OF CUSTOMERS OF ANY OF THEM OR OTHER THIRD PARTIES FOR SUCH DAMAGES.

8.9                               Indemnity.  Corgenix shall indemnify, defend and hold diaDexus and its affiliates, agents, employees, officers and directors (the “diaDexus Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) arising out of third party claims or suits related to: (i) Corgenix’s performance of, or failure to perform, its obligations under this Agreement; (ii) breach by Corgenix of any of its representations and warranties under this Agreement; and (iii) product liability claims arising from Product produced pursuant to this Agreement; provided, however, that Corgenix’s obligations pursuant to this Section 8.9 will not apply to the extent such claims or suits result from the gross negligence or willful misconduct of any of the diaDexus Indemnitees.

8.10                        Waiver.  A waiver by any Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof.  All rights, remedies, undertakings, obligations and agreements contained in this

Agreement will be cumulative and none of them will be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

8.11                        Severability.  When possible, each provision of this Agreement will be interpreted in such manner as to be effective, valid, and enforceable under applicable law.  The Parties will make a good faith effort to replace the applicable provision with a valid one, which the Parties agree has effect that is consistent with the original provision.

8.12                        Compliance with Laws.  Notwithstanding anything to the contrary contained herein, all rights and obligations of diaDexus and Corgenix are subject to prior compliance with, and each Party shall comply with, all United States and foreign export and import laws, regulations, and orders, and such other United States and foreign laws, regulations, and orders as may be applicable, including obtaining all necessary approvals required by the applicable agencies of the governments of the United States and foreign jurisdictions.

8.13                        Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together will constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date, each copy of which will for all purposes be deemed to be an original.

DIADEXUS, INC.		CORGENIX, INC.

By:	s/ Brian E. Ward, PhD	By:	s/ Douglass T. Simpson
Name:	Brian E. Ward, PhD	Name:	Douglass T. Simpson
Title:	COO	Title:	President and CEO
Date:	July 27, 2011	Date:	July 27, 2011

EXHIBIT A

PRODUCTS

PRODUCT	COMPONENTS
PLAC® Test ELISA Kit	• [*]

CORGENIX MEDICAL CORPORATION HAS REQUESTED THAT THE PORTIONS OF THIS DOCUMENT DENOTED BY BRACKETS AND ASTERISKS BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934.

EXHIBIT B

SPECIFICATIONS

PLAC® Test ELISA Kit

In-process and final release specifications as per test methods listed below:

[*]

[*]

[*]

[*]

[*]

CORGENIX MEDICAL CORPORATION HAS REQUESTED THAT THE PORTIONS OF THIS DOCUMENT DENOTED BY BRACKETS AND ASTERISKS BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934.

EXHIBIT C

TRANSFER PRICES

Product Manufacture and Kitting

Table 1.

Product	Number of Products manufactured in Lot	Transfer Price
PLAC® Test ELISA Kit Including Calibrators and Controls (PILOT Lots)	[*]	[$*] per kit

PLAC® Test ELISA Kit Including Calibrators and Controls (Commercial Lots)	[*] [*] [*] [*]	[$*] per kit [$*] per kit [$*] per kit [$*] per kit

Product Handling and Order Processing Fees

For handling, order processing, warehousing, Drop-Shipping Product to diaDexus’ customers on diaDexus’ FedEx or customer account and all packaging materials (box, tape, foam insert, blue ice, shipping popcorn, required labels, and shipping labor) are set forth below. In the event that the Blue Ice packaging requirement is eliminated, the parties agree to modify the box fee accordingly.

Table 2.

Box					Ice Packs/Box
Description	Size	Kits/Box	Box Fee		(includes Blue Ice)

[*]	[*]	[*]	$	[*]	[*]
[*]	[*]	[*]	$	[*]	[*]
[*]	[*]	[*]	$	[*]	[*]
[*]	[*]	[*]	$	[*]	[*]
[*]	[*]	[*]	$	[*]	[*]

From time-to-time, Corgenix may be requested to perform miscellaneous services that are within the scope of this Agreement at the agreed Hourly Labor Rate schedule below based on the functional individual performing requested services.

Hourly Labor Rates - Corgenix Personnel

[*]	$	[*]
[*]	$	[*]
[*]	$	[*]
[*]	$	[*]
[*]	$	[*]
[*]	$	[*]
[*]	$	[*]

CORGENIX MEDICAL CORPORATION HAS REQUESTED THAT THE PORTIONS OF THIS DOCUMENT DENOTED BY BRACKETS AND ASTERISKS BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934.

EXHIBIT D

DIADEXUS MANUFACTURING MATERIALS

diaDexus Manufacturing Materials for PLAC® Test ELISA Kit Supplied by diaDexus

diaDexus Catalog # 90123 (Gen3 ELISA Kit)
Part Number	Description	Units	Qty
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]

CORGENIX MEDICAL CORPORATION HAS REQUESTED THAT THE PORTIONS OF THIS DOCUMENT DENOTED BY BRACKETS AND ASTERISKS BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934.

EXHIBIT E

PROCESS GUIDELINES

Inventory Management

1.              Corgenix shall implement the process of receiving Inventory Release Orders from diaDexus.

2.              Corgenix shall provide an inventory update of finished kitted Product to diaDexus on a weekly basis via email to diaDexus’ Materials group of what has been shipped and what remains in inventory by Lot and expiration date.

3.              Inventory shall be held at 2-8° C with appropriate temperature control and backup (generator or other method to insure continuous refrigeration).

Shipping

4.              Upon receipt of an Inventory Release Order for diaDexus via fax or other agreed means, Corgenix shall drop ship Products to customers the same day for such orders received up until 12pm that day.

5.              Inventory Release Orders received after 12:00pm will ship the following day.

6.              Products shall be drop shipped Monday through Thursday for domestic shipments and Monday-Tuesday and Friday for international shipments, in all cases per diaDexus instructions within the Inventory Release Order.

7.              diaDexus shall supply appropriate freight carrier information including shipping number to Corgenix if appropriate.

8.              Corgenix shall over-pack the Products with the appropriate quantity of frozen ice packs within an insulated shipping carton as outlined in the diaDexus shipping SOP.

9.              Over-packing shall be sufficient enough to remain intact and functional during the transport to customers.

10.       Corgenix shall follow this shipping sequence:

a.              Type packing list.

b.              Schedule a shipment pick-up by carrier.

c.               Generate shipping documents (For international shipments: Corgenix shall prepare appropriate FedEx labels).

d.              Upon shipment, provide diaDexus via email, confirmation and tracking of shipment.

11.       Corgenix shall supply all Corgenix materials required for shipping and invoice diaDexus according to schedule in Exhibit C.

Miscellaneous

12.       Corgenix shall comply with Good Manufacturing Practice provisions for all activities under this agreement.

13.       All manufacturing procedures and SOPs for receiving diaDexus Manufacturing materials, inventory management, kitting and shipping Products shall be provided by diaDexus.

14.       All sales, marketing and technical support for Products shall solely be managed by diaDexus.